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                                                                      EXHIBIT 21

                      Subsidiaries of Oncologix Tech, Inc.

                           Subsidiaries of Registrant



                                             State of Incorporation or             Percent of Ownership of
                                                   Jurisdiction                  BestNet Communications Corp.
     Subsidiary

Oncologix Corporation                               Nevada                                 100%

International Environment Corporation              Delaware                                100%

Interpretel (Canada) Inc.                     Province of Ontario                          100%

Interpretel, Inc.                                   Arizona                                100%

Telplex International                               Arizona                                100%

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